Exhibit 12


     COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES



                               Three months ended       Six months ended
                                    March 31                March 31
(Dollars in thousands)           1999         1998        1999         1998
--------------------------------------------------------------------------------
Income before taxes          $140,834     $171,194    $235,962     $347,459
Add fixed charges:
    Interest expense            7,443        8,218      16,180       18,965
    Interest factor on rent     3,416        2,939       6,993        5,830
                             ---------------------------------------------------
Total fixed charges           $10,859      $11,157      23,173      $24,795
                             ---------------------------------------------------

Earnings before fixed
    charges and taxes
    on income                $151,693     $182,351    $259,135     $372,254
                              ==================================================
Ratio of earnings to
    fixed charges                14.0         16.3        11.2         15.0















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